                                                                  Exhibit 10.1
--------------------------------------------------------------------------------








                               PURCHASE AGREEMENT



                                 by and between



                          BIONOVA HOLDING CORPORATION,


                           BIONOVA INTERNATIONAL, INC.


                                       and


                               SAVIA, S.A. DE C.V.





                                December 28, 2000







--------------------------------------------------------------------------------

                              TABLE OF CONTENTS



                                                                               Page
PURCHASE AGREEMENT................................................................1

ARTICLE I - DEFINITIONS...........................................................1
     1.1           Certain Defined Terms..........................................1
     1.2           Certain Additional Defined Terms...............................6
     1.3           Construction...................................................7

ARTICLE II - TERMS OF THE TRANSACTION.............................................8
     2.1           Sale and Purchase of the Fresh Produce Business................8
     2.2           Technology Business Recapitalization...........................8
     2.3           Cash Support Agreement, Research Agreements and
                   Stock Purchase Agreement.......................................9

ARTICLE III - CLOSING............................................................10
     3.1           First Closing.................................................10
     3.2           Second Closing................................................11

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BHC...............................13
     4.1           Corporate Organization; Qualification.........................13
     4.2           Capitalization of BHC.........................................13
     4.3           Fresh Produce Companies.......................................13
     4.4           Charter and Bylaws............................................14
     4.5           Authority Relative to This Agreement..........................14
     4.6           [Intentionally omitted].......................................14
     4.7           Consents, Approvals, Licenses, Etc............................15
     4.8           [Intentionally omitted].......................................15
     4.9           [Intentionally omitted].......................................15
     4.10          Valid Issuances...............................................15
     4.11          [Intentionally omitted].......................................15
     4.12          No Other Representations......................................15

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER..............................16
     5.1           Corporate Organization........................................16
     5.2           Authority Relative to This Agreement..........................16
     5.3           No Conflict...................................................16
     5.4           Consents, Approvals, Licenses, Etc............................16
     5.5           Purchase Entirely for Own Account.............................17
     5.6           Disclosure of Information.....................................17
     5.7           Investment Experience.........................................17
     5.8           Restricted Securities.........................................17


                                       i



ARTICLE VI - CONDUCT OF BHC PENDING CLOSING......................................18
     6.1           Conduct and Preservation of the Fresh Produce Companies.......18
     6.2           Restrictions on Certain Actions relating to the Fresh
                   Produce Companies.............................................18
     6.3           Restrictions on Certain Actions relating to the DNAP Assets...20
     6.4           Certain Sales.................................................20

ARTICLE VII - ADDITIONAL AGREEMENTS..............................................20
     7.1           Access to Information.........................................20
     7.2           Regulatory and Other Authorizations; Consents.................22
     7.3           Employee and Employee Benefit Plan Matters....................23
     7.4           Stockholder Meeting; Proxy Statement..........................23
     7.5           Rights Offering; Registration Statement.......................24
     7.6           AMEX Listing..................................................25
     7.7           Public Announcements..........................................25
     7.8           Intercompany Accounts.........................................25
     7.9           Fees and Expenses.............................................25
     7.10          Transfer Taxes................................................26
     7.11          Subsequent Transactions.......................................26
     7.12          Insurance.....................................................26
     7.13          Transfer Restrictions.........................................27
     7.14          Registration Rights Agreement.................................27
     7.15          Acquisition Proposals.........................................28

ARTICLE VIII - CONDITIONS TO OBLIGATIONS OF BHC..................................29
     8.1           Conditions to First Closing...................................29
     8.2           Conditions to Second Closing..................................30

ARTICLE IX - CONDITIONS TO OBLIGATIONS OF BUYERS.................................31
     9.1           Conditions to First Closing...................................31
     9.2           Conditions to Second Closing..................................31
     9.3           Certain Conditions............................................32

ARTICLE X - TERMINATION, AMENDMENT, AND WAIVER...................................32
     10.1          Termination prior to the First Closing........................32
     10.2          Termination prior to the Second Closing.......................33
     10.3          Effect of Termination.........................................33
     10.4          Amendment.....................................................33
     10.5          Waiver........................................................34
     10.6          Second Closing Matters........................................34

ARTICLE XI - TAX MATTERS.........................................................34
     11.1          Tax Allocation: Pre-Closing...................................34
     11.2          Tax Allocation: Post-Closing..................................34
     11.3          [Intentionally omitted.]......................................35


                                      ii




     11.4          Corporate Records.............................................35
     11.5          Refunds or Credits............................................35
     11.6          Contests......................................................35

ARTICLE XII -  SURVIVAL; INDEMNIFICATION.........................................36
     12.1          Survival......................................................36
     12.2          Indemnification by BHC........................................36
     12.3          Indemnification by Savia......................................37
     12.4          Further Limitations of Liability..............................37
     12.5          Defense of Claims.............................................38
     12.6          Tax Treatment of Indemnity Payments...........................39

ARTICLE XIII - MISCELLANEOUS.....................................................39
     13.1          Notices.......................................................39
     13.2          Entire Agreement..............................................41
     13.3          Binding Effect; Assignment; No Third Party Benefit............41
     13.4          Severability..................................................41
     13.5          GOVERNING LAW.................................................41
     13.6          Further Assurances............................................42
     13.7          Descriptive Headings..........................................42
     13.8          Gender........................................................42
     13.9          [Intentionally omitted.]......................................42
     13.10         Counterparts..................................................42
     13.11         Injunctive Relief.............................................42
     13.12         Disclosure....................................................42
     13.13         Arbitration...................................................42
     13.14         Bulk Sales or Transfer Laws...................................43


Exhibit 2.2(a)     --  Certificate of Designations


                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT (this "Agreement"), dated as of December 28, 2000, by and among Bionova Holding Corporation, a Delaware corporation ("BHC"), Savia, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Savia"), and Bionova International, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Savia ("International" and, together with Savia, "Buyers").

         WHEREAS, Savia and BHC entered into a Funding Agreement dated April 12, 2000, effective as of April 13, 2000 (the "Funding Agreement"), pursuant to which Savia has advanced $100,443,000 to BHC, and Savia has otherwise made additional advances to BHC;

         WHEREAS, Savia has indirectly assigned to International $63,679,324 of such advances;

         WHEREAS, BHC desires to sell to Savia (directly or through a Savia subsidiary), and Savia desires to purchase (directly or through a Savia subsidiary) from BHC, the Subject Stock (as defined in Section 1.1), relating to the fresh produce business of BHC;

         WHEREAS, BHC desires to sell to International, and International desires to purchase from BHC, shares of preferred stock, par value $.01 per share, of BHC;

         WHEREAS, BHC desires to sell to Savia, and Savia desires to purchase from BHC, shares of common stock of BHC; and

         WHEREAS, BHC and Savia are entering into a Cash Support Agreement as of the date of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, BHC, International and Savia hereby agree as follows:



                                    ARTICLE I

                                   DEFINITIONS

         1.1 CERTAIN DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given it below:

              "ABSA" means Agrobionova, S.A. de C.V., a corporation organized under the laws of the United Mexican States.

              "affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person. For the purposes of this definition, "control" when used with respect to any person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              "Applicable Law" means any statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of, any Governmental Entity to which a specified person or property is subject.

              "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in Dallas, Texas, USA or Monterrey, N.L., Mexico are authorized or obligated by law or executive order to close.

              "Code" means the Internal Revenue Code of 1986, as amended.

              "commercially reasonable efforts" means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

              "Common Stock" means the Common Stock, par value $.01 per share, of BHC.

              "Contract" means a note, bond, mortgage, indenture, contract, agreement, lease or other instrument.

              "DNAP" means DNA Plant Technology Corporation, a Delaware corporation.

              "DNAP Assets" mean all right, title and interest of BHC or its subsidiaries in and to (i) the trade names and trade marks used in the operation of the businesses of the Fresh Produce Companies (such trade names and trade marks to be listed or described on SCHEDULE 1.1, which will be attached hereto within 45 days after the date hereof) and (ii) such other intellectual property assets as may be included on such SCHEDULE 1.1. The parties agree to use their reasonable best efforts to agree reasonably on the contents of such
         SCHEDULE 1.1.

              "Employee Plan" means an "employee benefit plan", as defined in
         Section 3(3) of ERISA, (i) which is subject to any provision of ERISA, (ii) which is maintained, administered, or contributed to by the Fresh Produce Companies or any affiliate of the Fresh Produce Companies and (iii) which covers any employee or former employee of the Fresh Produce Companies, or under which any Fresh Produce Company has any liability.

              "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "Fresh Produce Companies" mean the following:

              - IPHC and its subsidiaries, including Bionova Produce, Inc., an Arizona corporation; Bionova Property Company, an Arizona corporation; R.B. Packing of California, Inc., a California corporation; Bionova Produce of Texas, Inc., a Texas corporation; Tanimura Distributing, Inc., a California corporation; Premier Fruits and Vegetables BBL, Inc., a Quebec corporation; and Premier Fruits and Vegetables (USA), Inc., a Delaware corporation; and

              - ABSA and its subsidiaries, including Interfruver de Mexico, S.A., a corporation organized under the laws of the United Mexican States, and Siembra Cultivo y Cosecha del Noreoeste, S.A. de C.V., a corporation organized under the laws of the United Mexican States.

              "Governmental Approvals" mean any and all material permits, consents and approvals of Governmental Entities necessary so that the consummation of the transactions contemplated hereby will be in compliance with Applicable Law, the failure to comply with which would have a Material Adverse Effect.

              "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or other governmental body, agency, authority, department, commission, board, bureau or instrumentality (domestic or foreign).

              "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              "Intercompany Accounts" mean all Intercompany Receivables and all Intercompany Payables, including, without limitation, all intercompany tax allocations.

              "Intercompany Payables" means all amounts owed by the Fresh Produce Companies to BHC or any of its affiliates (including the Fresh Produce Companies), including, without limitation, all intercompany notes payable (whether short or long term) and intercompany accounts payable.

              "Intercompany Receivables" means all amounts due from BHC or any of its affiliates (including the Fresh Produce Companies) to the Fresh Produce Companies, including, without limitation, all intercompany notes receivable (whether short or long term) and intercompany accounts receivable.

              "IPHC" means International Produce Holding Company, a Delaware corporation.

              "IRS" means the Internal Revenue Service.

              "Material Adverse Effect" means any change, development, or effect (individually or in the aggregate) which is materially adverse (i) to the business, assets, results of operations or condition (financial or otherwise) of (x) BHC and its subsidiaries considered as a whole, (y) the Fresh Produce Companies and the DNAP Assets considered as a whole, in all cases other than as a result of changes affecting companies involved in the same business as BHC or affecting the economy in general, or (ii) to the ability of BHC to perform any material obligation of BHC under this Agreement.

              "Mexican Company" means a company incorporated or organized under the laws of Mexico.

              "Original Advances" mean those funds advanced to BHC by Savia pursuant to the Funding Agreement and not returned. In the event BHC and Savia do not agree on the amount of Original Advances as of a particular time, then the amounts as reflected on the books and records of BHC (and its subsidiaries) shall control in the absence of manifest error.

              "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions and other authorizations of or from Governmental Entities.

              "Permitted Encumbrances" means (i) Encumbrances created by Savia, (ii) liens for Taxes not yet due and payable, (iii) statutory liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable, (iv) Encumbrances of record and (v) such defects, imperfections or irregularities of title, if any, as are not substantial in character, amount, or extent and do not materially impair the conduct of normal operations of the Fresh Produce Companies or the DNAP Assets.

              "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

              "Pre-Closing Advances" mean those funds advanced to BHC prior to the Second Closing Date pursuant to the Cash Support Agreement (as defined herein) and not returned. In the event BHC and Savia do not agree on the amount of Pre-Closing Advances as of a particular time, then the amounts as reflected on the books and records of BHC (and its subsidiaries) shall control in the absence of manifest error.

              "Pre-Signing Advances" mean those funds advanced to BHC or its subsidiaries (other than the Fresh Produce Companies) prior to the date of this Agreement, other than Original Advances, and not returned. In the event BHC and Savia do not agree on the amount of Pre- Signing Advances as of a particular time, then the amounts as reflected on the books and records of BHC (and its subsidiaries) shall control in the absence of manifest error.

              "Prime Rate" means the prime interest rate reported in THE WALL STREET JOURNAL on the Effective Date.

              "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

              "Rule 144" means Rule 144 promulgated under the Securities Act.

              "Savia Advances" mean the Original Advances, the Pre-Signing Advances and the Pre-Closing Advances.

              "SEC" means the Securities and Exchange Commission.

              "Securities Act" means the Securities Act of 1933, as amended.

              "SEC Filings" means the forms, reports, schedules, statements, and other documents required to be filed by BHC under the Securities Act, the Exchange Act, and all other federal securities laws since September 26, 1996.

              "Subject Stock" means (i) all the issued and outstanding capital stock of IPHC and (ii) 52,068 common shares, par value of $1,000 pesos each, of ABSA, of which 39,561 shares correspond to Series "B," 50 of them representing the fixed portion of the capital stock without a right of withdrawal, and 12,507 shares correspond to Series "T."

              "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any general partnership, joint venture or similar entity more than 50% of whose total equity interests, is owned, directly or indirectly, by BHC, or any limited partnership of which BHC or any Subsidiary is a general partner.

              "Taxes" means any federal, state, local or foreign tax (including, without limitation, any income tax, franchise tax, doing business tax, branch profits tax, capital gains tax, value-added tax, ad valorem tax, excise tax, transfer tax, employment tax, sales tax, use tax, property tax, or any other kind of tax or payment in lieu of tax no matter how denominated), levy, assessment, tariff, duty (including any import, export or customs duty), license fee, privilege charge, deficiency or other fee or charge, and any related charge or amount, and social security (or other similar contribution s of payments), unemployment and retirement contributions, including payments to the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the Retirement Savings System (Sistema de Ahorro para el Retiro) and the National Workers' Housing Fund Institute (Instituto del Fondo Nacional de la Vivienda para los Trabajadores (including in all cases any fine, penalty, interest or addition to tax or other amount), imposed, assessed or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, charge, deficiency, fee or other amount.

              "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

              "to the knowledge" of a specified person (or similar references to a person's knowledge) means that the only information to be attributed to such person is information actually known to (a) such person in the case of an individual or (b) in the case of a corporation or other entity, an executive officer who devoted substantive attention to matters of such nature during the ordinary course of his employment by such person. Unless otherwise provided in this Agreement, no such person is represented to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts in any statement qualified by "to the knowledge" of any person.

              "Treasury Regulations" means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

              "U.S. GAAP" means generally accepted accounting principles in the United States of America from time to time, with such exceptions to such generally accepted accounting principles as may be noted or otherwise referred to on any individual financial statement or schedule.

         1.2 CERTAIN ADDITIONAL DEFINED TERMS. In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in Section 1.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:



         Defined Term                                     Section Reference
         ------------                                     -----------------
Acquisition Proposal..........................................    7.15(a)
Acquisition Proposal Interest.................................    7.15(a)
Arbitrator....................................................   13.13
BHC...........................................................    recitals
Buyers........................................................    recitals
Cash Support Agreement........................................    2.3(a)
Certificate of Designations...................................    2.2(a)
Charter Amendment.............................................    7.4(a)
Common Shares.................................................    2.2(b)
Confidential Information......................................    7.1(b)
Conversion Shares.............................................    4.10(b)
Direct Claim..................................................   12.5(c)
Dispute.......................................................   13.13
Firm Offer....................................................   12.5
First Closing.................................................    3.1(a)
First Closing Date............................................    3.1(a)
Fresh Produce Employees.......................................    7.3(a)
Funding Agreement.............................................    recitals
Indemnifying Party............................................   12.5(a)
Indemnitee....................................................   12.4
International.................................................    recitals

                                       6


Loss..........................................................   12.2(a)
Pre-Closing Tax Period........................................   11.1
Post-Closing Tax Period.......................................   11.2
Preferred Shares..............................................    2.2(a)
Proxy Statement...............................................    7.4(c)
Purchase Agreement............................................    recitals
Purchase Price................................................    2.1(a)
Registration Agreement........................................    7.14
Registration Statement........................................    7.5(b)
Rights........................................................    7.5(a)
Rights Offering...............................................    7.5(a)
Savia.........................................................    recitals
Savia Representatives ........................................    7.1.(b)
Second Closing................................................    3.2(a)
Securities....................................................    5.5
Seminis.......................................................    2.3(b)
Series A Preferred............................................    2.2(a)
Significant Transaction.......................................    7.11
Stockholder Approval..........................................    4.5
Stockholder Meeting...........................................    7.4(a)
Straddle Period...............................................   11.3
Superior Proposal.............................................    7.15(c)
Survival Date.................................................   12.1(a)
Tax Proceeding................................................   11.7
Technology Rights Agreements..................................    2.2(c)
Third Party Claim.............................................   12.5(a)


         1.3 CONSTRUCTION. Unless herein otherwise provided, or unless the context shall otherwise require, words importing the singular number shall include the plural number, and vice versa; the terms "herein," "hereof," "hereby" and "hereunder," or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; references to Articles, Sections and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement; a reference to any person shall include such person's predecessors and successors; and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. GAAP. Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement. Unless expressly indicated otherwise, all dollar amounts in this Agreement and the Schedules, Exhibits, and Annexes hereto are expressed in United States dollars.

                                   ARTICLE II

                            TERMS OF THE TRANSACTIONS

         2.1  SALE AND PURCHASE OF THE FRESH PRODUCE BUSINESS.

         (a) At the Second Closing, and on the terms and subject to the conditions set forth in this Agreement, BHC shall sell, assign, transfer, deliver and convey to Savia (or, if applicable, shall cause one or more of its subsidiaries to sell, assign, transfer, deliver and convey to Savia ), and Savia shall purchase and accept from BHC (or such subsidiary(ies)), the Subject Stock. In consideration of the sale of the Subject Stock to Savia, at the Second Closing an aggregate purchase price of $48 million (as such may be adjusted pursuant to Section 6.4) (the "Purchase Price") shall be paid either (i) by applying such $48 million (or such adjusted amount) of the Original Advances thereto or (ii) by payment to BHC in immediately available funds (in which event BHC shall be obligated immediately to use the Purchase Price to repay $48 million (or such adjusted amount) of the Savia Advances).

         (b) On or prior to the Second Closing Date, BHC shall, or shall cause its subsidiaries to, contribute and convey or otherwise transfer, the DNAP Assets to IPHC or, at Savia's direction, to a subsidiary of IPHC which is reasonably satisfactory to both parties. BHC shall provide proposed forms of conveyance and assignment documents to Savia, and such documents as finally executed shall be in form and substance reasonably satisfactory to Savia and sufficient to transfer to IPHC and effectively vest in IPHC the DNAP Assets, subject only to the Permitted Encumbrances.

         (c) On or before the Second Closing Date, Savia and BHC shall agree on the allocation of the Purchase Price among the Subject Stock, as shall have been proposed by Savia and reasonably approved by BHC. The parties shall file all information and Tax Returns (and any amendment thereto) in a manner consistent with such allocation.

         2.2  TECHNOLOGY BUSINESS RECAPITALIZATION.

         (a) On or prior to the First Closing, BHC shall have authorized the sale and issuance of 200 shares (the "Preferred Shares") of Preferred Stock, par value $.01 per share, of BHC designated as Series A Preferred (the "Series A Preferred"). The Series A Preferred shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations of BHC, in the form attached hereto as EXHIBIT 2.2(a) (the "Certificate of Designations"). At the First Closing, and on the terms and subject to the conditions set forth in this Agreement, BHC shall sell and deliver to International, and International shall purchase and accept from BHC, the Preferred Shares. The parties acknowledge that the Preferred Shares will be acquired by International in exchange for application of the amount determined by subtracting the Purchase Price from the sum of all Original Advances and Pre-Signing Advances. The parties further acknowledge that as of the date of this Agreement the sum of all the Original Advances and the Pre-Signing Advances is $111,679,324, and that $63,679,324 of such amount shall be applied as the purchase price for the Preferred Shares.

         (b) At the Second Closing, and on the terms and subject to the conditions set forth in this Agreement, BHC shall sell and deliver to Savia, and Savia shall purchase and accept from BHC, a number of shares of Common Stock (the "Common Shares") equal to (x) the Pre-Closing Advances, divided by (y) $2.50. The parties acknowledge that the Common Shares will be acquired by Savia in exchange for application of the Pre-Closing Advances.

         (c) Savia shall enter into, and BHC shall enter into or cause its appropriate subsidiary to enter into, the following agreements (the "Technology Rights Agreements") on or prior to the Second Closing:

              (i) a Sublicense Agreement by and between Savia and BHC, substantially in the form set forth as EXHIBIT 2.2(c)(i); and

              (ii) a Sublicense Agreement by and between Savia and DNAP, substantially in the form set forth as EXHIBIT 2.2(c)(ii).

         2.3 CASH SUPPORT AGREEMENT, RESEARCH AGREEMENTS AND STOCK PURCHASE AGREEMENT.

         (a) The parties acknowledge that BHC and Savia are entering into a Cash Support Agreement, dated as of the date of this Agreement, by and between BHC and Savia (the "Cash Support Agreement").

         (b) On or before the Second Closing, BHC shall cause DNAP to, and Savia shall cause Seminis Vegetable Seeds, Inc., a Delaware corporation ("Seminis"), to, enter into a termination agreement with respect to that certain Long-Term Funded Research Agreement dated as of January 1, 1997, between DNAP and Seminis. On or before December 31, 2000, Savia shall, and BHC shall cause DNAP to, enter into a termination agreement, pursuant to which that certain Long-Term Funded Research Agreement dated as of September 26, 1996, shall be terminated as of December 31, 2000.

         (c) The parties acknowledge that BHC and International have entered into an Amendment, dated as of the date of this Agreement, to that certain Stock Purchase Agreement dated as of October 1, 1998, as amended, by and between BHC (formerly named DNAP Holding Corporation) and International, which Amendment terminates all provisions of such Stock Purchase Agreement. International acknowledges and agrees that, among other things, it is terminating its rights under Section 6.2 of such Stock Purchase Agreement, regardless of whether the transactions contemplated hereby are terminated or whether this Agreement is terminated pursuant to the terms hereof.

                                   ARTICLE III

                                    CLOSINGS

         3.1   FIRST CLOSING.

         (a) TIME AND PLACE. Subject to fulfillment or waiver of the conditions precedent specified herein, the closing of the transactions contemplated by Section 2.2(a) (the "First Closing") shall take place at the offices of Thompson & Knight L.L.P. in Dallas, Texas on December 21, 2000, or at such other time or place as the parties hereto shall agree. The date on which the First Closing is required to take place is herein referred to as the "First Closing Date." All closing transactions at the First Closing shall be deemed to have occurred simultaneously.

         (b) DELIVERIES BY BHC. At the First Closing, BHC will deliver the following documents to Savia:

               (i) A certificate executed on behalf of BHC by the president or vice president of BHC, dated the First Closing Date, representing and certifying, in such detail as Savia may reasonably request, that the conditions set forth in Sections 9.1(a) and 9.1(b) have been fulfilled.

               (ii) The certificates, instruments and documents listed below:

                    (A)  A stock certificate representing the Preferred Shares.

                    (B) A certified copy of the Certificate of Designations, as filed with the Delaware Secretary of State.

                    (C) A written acknowledgment by BHC of receipt from Savia of payment for the Preferred Shares in full, which may be part of a cross receipt.

                    (D) Such other certificates, instruments of conveyance and documents as may be reasonably requested by Savia on or prior to the First Closing Date to carry out the intent and purposes of this Agreement.

         (c) DELIVERIES BY SAVIA. At the First Closing, Savia will deliver the following documents to BHC:

               (i) A certificate executed by authorized representative(s) of Savia, dated the First Closing Date, representing and certifying, in such detail as BHC may reasonably request, that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled.

               (ii) The certificates, instruments and documents listed below:

                    (A) Written acknowledgment by Savia and International of satisfaction of $63,679,324 of the Savia Advances, which may be part of a cross receipt.

                    (B) Such other certificates, instruments, and documents as may be reasonably requested by BHC prior to the First Closing Date to carry out the intent and purposes of this Agreement.

         3.2   SECOND CLOSING.

         (a) TIME AND PLACE. Subject to fulfillment or waiver of the conditions precedent specified herein, the closing of the transactions contemplated by Sections 2.1 and 2.2(b) (the "Second Closing") shall take place at the offices of Thompson & Knight L.L.P. in Dallas, Texas by the second Business Day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Articles VIII and IX to the Second Closing, or at such other time or place as the parties hereto shall agree. The date on which the Second Closing is required to take place is herein referred to as the "Second Closing Date." All closing transactions at the Second Closing shall be deemed to have occurred simultaneously.

         (b) DELIVERIES BY BHC. At the Second Closing, BHC will deliver the following documents to Savia:

               (i) A certificate executed on behalf of BHC by the president or vice president of BHC, dated the Second Closing Date, representing and certifying, in such detail as Savia may reasonably request, that the conditions set forth in Sections 9.2(a) and 9.2(b) have been fulfilled.

               (ii)  The certificates, instruments and documents listed below:

                     (A) The stock certificates representing the Subject Stock (which, in the case of ABSA, shall have attached all such shares' coupons then in effect) duly endorsed, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable for transfer of the Subject Stock to Savia or International, as directed by Savia.

                     (B) The minute books, stock records and corporate seal of each of the Fresh Produce Companies.

                     (C)  Copies of the documents referred to in Section 2.1(b).

                     (D) A stock certificate(s) representing the Common Shares or an agreement to deliver such certificate(s) as soon as practicable.

                     (E) A written acknowledgment by BHC of receipt from Savia of payment for the Common Shares in full, which may be part of a cross receipt.

                     (F) Such other certificates, instruments of conveyance and documents as may be reasonably requested by Savia prior to the Second Closing Date to carry out the intent and purposes of this Agreement.

         (c) DELIVERIES BY SAVIA. At the Second Closing, Savia will deliver the following documents to BHC:

               (i) A certificate executed by authorized representative(s) of Savia, dated the Second Closing Date, representing and certifying, in such detail as BHC may reasonably request, that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled.

               (ii)  The certificates, instruments and documents listed below:

                     (A)  The certificate representing the Preferred Shares.

                     (B) Written acknowledgment by Savia of application of the Pre-Closing Advances, which may be part of a cross receipt.

                     (C) Such other certificates, instruments, and documents as may be reasonably requested by BHC prior to the Second Closing Date to carry out the intent and purposes of this Agreement.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF BHC

         BHC represents and warrants to Savia that:

         4.1 CORPORATE ORGANIZATION; QUALIFICATION. BHC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve BHC are pending or, to the best knowledge of BHC, threatened.

         4.2 CAPITALIZATION OF BHC. On the date of this Agreement, the authorized capital stock of BHC consists of (i) 50,000,000 shares of Common Stock, of which 23,588,031 shares are issued and outstanding, and (ii) 5,000 shares of preferred stock, par value $.01 per share, no shares of which are issue and outstanding. On the First Closing Date, 200 shares of BHC's preferred stock shall be designated as Series A Preferred Stock and the rights, preferences, privileges and restrictions of the Preferred Shares will be as stated in the Certificate of Designations. On the Second Closing Date, the authorized capital stock of BHC will consist of (i) at least 70,000,000 shares of Common Stock, and (ii) 5,000 shares of preferred stock, par value $.01 per share.

         4.3   FRESH PRODUCE COMPANIES.

         (a) Except as set forth on SCHEDULE 4.3, no Fresh Produce Company owns, directly or indirectly, any capital stock or other securities of any corporation or has any direct or indirect equity or ownership interest in any other person. SCHEDULE 4.3 lists each Fresh Produce Company, the jurisdiction of incorporation or formation of each Fresh Produce Company, the type of entity, and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of each Fresh Produce Company. With respect to each Fresh Produce Company that is a Mexican Company, SCHEDULE 4.3 lists all of the capital stock of such company subscribed for and paid in, and reflects the series to which such capital stock corresponds and the fixed and variable portion of such capital stock. Each corporate Fresh Produce Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each other Fresh Produce Company is duly formed and validly existing under the laws of the jurisdiction of its formation. Each Fresh Produce Company has all requisite corporate or other power and authority, as applicable, to own, lease, and operate its properties and to carry on its business as now being conducted, except where the absence of any such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. No actions or proceedings to dissolve any Fresh Produce Company are pending.

         (b) Except as otherwise indicated on SCHEDULE 4.3, all of the outstanding capital stock or other equity interests of each Fresh Produce Company is owned directly or indirectly by BHC, free and clear of all Encumbrances, other than (i) restrictions on transfer that may be imposed by federal or state securities laws or (ii) those that arise by virtue of any actions taken by or on behalf of Savia or its affiliates. All outstanding shares of capital stock of each corporate Fresh Produce

Company have been validly issued and are fully paid and nonassessable. All equity interests of each other Fresh Produce Company have been validly issued and are fully paid (with respect to entities other than corporations, to the extent required at such time). No shares of capital stock or other equity interests of any Fresh Produce Company are subject to, nor have any been issued in violation of, preemptive or similar rights.

         (c) Except as set forth on SCHEDULE 4.3, there are (and as of the Second Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of any Fresh Produce Company, (ii) no securities of any Fresh Produce Company convertible into or exchangeable for shares of capital stock or other voting securities of any Fresh Produce Company, (iii) no options or other rights to acquire from BHC or any Fresh Produce Company, and no obligation of BHC or any Fresh Produce Company to issue or sell, any shares of capital stock or other voting securities of any Fresh Produce Company or any securities convertible into or exchangeable for such capital stock or voting securities and (iv) no equity equivalents, interests in the ownership or earnings, rights to participate in the capital stock, or other similar rights of or with respect to any Fresh Produce Company. There are (and as of the Second Closing Date there will be) no outstanding obligations of BHC or any Fresh Produce Company to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights, unless agreed to in writing by both Savia and BHC and for which Savia will assume all financial and other obligations to complete such transactions.

         4.4 CHARTER AND BYLAWS. BHC has made available to Savia accurate and complete copies of each Fresh Produce Company's certificate of incorporation, ESTATUTOS SOCIALES and bylaws (or equivalent organizational documents), as applicable, as currently in effect, the stock records of the Fresh Produce Companies and the minutes of all meetings of the respective Boards of Directors and stockholders of the Fresh Produce Companies (and all consents in lieu of such meetings).

         4.5 AUTHORITY RELATIVE TO THIS AGREEMENT. BHC has full corporate power and corporate authority to execute, deliver and perform this Agreement and any ancillary documents relating to the transactions contemplated hereby to which it is a party to consummate the transactions contemplated hereby and thereby (subject only, with respect to the Second Closing, to the approval by the stockholders of BHC described in Section 7.4(a) ( "Stockholder Approval")). The execution, delivery, and performance by BHC of this Agreement and such ancillary documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of BHC (subject, with respect to the Second Closing, to Stockholder Approval). This Agreement has been duly executed and delivered by BHC and constitutes, and each such ancillary document executed or to be executed by BHC has been, or when executed will be, duly executed and delivered by BHC and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of BHC, enforceable against BHC in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

         4.6   [Intentionally omitted]

         4.7 CONSENTS, APPROVALS, LICENSES, ETC. To the knowledge of BHC, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other person or entity, is required to be made or obtained by BHC or any Fresh Produce Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except: (a) filing of the Certificate of Designations with the Delaware Secretary of State; (b) applicable requirements, if any, of the HSR Act; (c) where the failure to obtain such consents, approvals, authorizations, licenses, orders or permits of, or to make such declarations, filings or registrations or notifications, either individually or in the aggregate, (i) would not prevent BHC from performing its obligations under this Agreement or (ii) would not have a Material Adverse Effect, (d) as may be necessary as a result of any facts or circumstances relating solely to Savia, or (e) notification to the Federal Competition Commission (Comision Federal de Competencia), and notification (post-closing) to the National Registry of Foreign Investments (Registro Nacional de Inversiones Extranjeras).

         4.8   [Intentionally omitted]

         4.9   [Intentionally omitted]

         4.10  VALID ISSUANCES.

         (a) The Preferred Shares to be issued by BHC at the First Closing have been duly authorized for such issuance and, when issued and delivered by BHC in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Preferred Shares under this Agreement is not subject to any preemptive or similar rights.

         (b) On the Second Closing Date, subject to Stockholder Approval and filing of the Charter Amendment, the Common Stock issuable upon conversion of the Preferred Stock (the "Conversion Shares") and the Common Shares will have been duly authorized for such issuance and, when issued and delivered by BHC in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Conversion Shares and the Common Shares under this Agreement is not subject to any preemptive or similar rights.

         4.11  [Intentionally omitted]

         4.12 NO OTHER REPRESENTATIONS. Except as and to the extent expressly set forth in this Article IV, BHC makes no representations or warranties whatsoever to Savia and hereby disclaims all liability and responsibility for any representation, warranty, statement or information made, communicated or furnished (orally or in writing) to Savia or its representatives (including without limitation any opinion, information, projection or advice that may have been or may be provided to Savia by any director, officer, employee, agent, consultant or representative of BHC or any affiliate thereof). BHC makes no representations or warranties to Savia regarding the probable success or profitability or solvency of the business of the Fresh Produce Companies or of the DNAP Assets.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Savia and International represent and warrant to BHC that:

         5.1 CORPORATE ORGANIZATION. Savia is a SOCIEDAD ANONIMA DE CAPITAL VARIABLE duly incorporated and validly existing under the laws of the United Mexican States. International is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each Buyer has full corporate power and corporate authority to execute, deliver and perform this Agreement and any ancillary documents relating to the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Buyer of this Agreement and such ancillary documents and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of such Buyer. This Agreement has been duly executed and delivered by each Buyer and constitutes, and each such ancillary document executed or to be executed by such Buyer has been, or when executed will be, duly executed and delivered by such Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

         5.3 NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained and all filings and notifications listed in Section 5.4 have been made, and except as may result from any facts or circumstances relating solely to BHC, the execution, delivery and performance of this Agreement by Buyers do not and will not (a) violate or conflict with the certificate of incorporation or the ESTATUTOS SOCIALES or by-laws, as applicable, of either Buyer, (b) conflict with or violate any Applicable Law binding upon either Buyer, except as would not, individually or in the aggregate, delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of either Buyer to consummate the transactions contemplated by this Agreement or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of either Buyer pursuant to, any Contract to which either Buyer is a party or by which either of its assets or properties is bound or affected, except as would not, individually or in the aggregate, delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of either Buyer to consummate the transactions contemplated by this Agreement.

         5.4 CONSENTS, APPROVALS, LICENSES, ETC. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental

Entity or any other person or entity is required to be made or obtained by any Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) applicable requirements, if any, of the HSR Act,
(b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, either individually or in conjunction with other such failures, would delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of either Buyer to consummate the transactions contemplated by this Agreement, or (c) notification to the Federal Competition Commission (Comision Federal de Competencia), and notification (post-closing) to the National Registry of Foreign Investments (Registro Nacional de Inversiones Extranjeras).

         5.5 PURCHASE ENTIRELY FOR OWN ACCOUNT. Each Buyer understands that the Subject Stock, the Preferred Shares, the Conversion Shares and the Common Shares (the "Securities") are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Buyers' representations contained in the Agreement. The Preferred Shares, the Conversion Shares and the Common Shares will be acquired for investment for the applicable Buyer's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyers have no present intention of selling, granting any participation in, or otherwise distributing the same. In acquiring the Subject Stock, no Buyer is offering or selling, and will not offer or sell, for BHC in connection with any distribution of the Subject Stock, and neither of the Buyers has a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Neither of the Buyers has any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to the person or to any third person, with respect to any of the Securities.

         5.6 DISCLOSURE OF INFORMATION. Each Buyer believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. Each Buyer further represents that it has had an opportunity to ask questions and receive answers from BHC regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of BHC. The foregoing, however, does not limit or modify the representations and warranties of BHC in Article IV of this Agreement or the right of Buyers to rely thereon.

         5.7 INVESTMENT EXPERIENCE. Each Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Each Buyer also represents it has not been organized for the purpose of acquiring the Securities.

         5.8 RESTRICTED SECURITIES. Each Buyer understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from BHC in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act, except in certain limited circumstances. Each Buyer acknowledges and agrees that the Preferred

Shares, the Conversion Shares and the Common Shares are subject to restrictions on transfer as set forth in Section 7.13.


                                   ARTICLE VI

                         CONDUCT OF BHC PENDING CLOSING

         BHC hereby covenants and agrees with Savia as follows:

         6.1 CONDUCT AND PRESERVATION OF THE FRESH PRODUCE COMPANIES. Except as expressly provided in this Agreement during the period from the date hereof to the Second Closing or the earlier termination of this Agreement, BHC shall cause each of the Fresh Produce Companies to conduct its operations in all material respects according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws and shall use commercially reasonable efforts to preserve, maintain and protect their properties; provided, however, that BHC and the Fresh Produce Companies shall not be required to make any payments or enter into or amend any contractual agreements, arrangements or understandings to satisfy the foregoing obligation unless such payment or other action is required or consistent with past practice.

         6.2 RESTRICTIONS ON CERTAIN ACTIONS RELATING TO THE FRESH PRODUCE COMPANIES. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Second Closing or the earlier termination of this Agreement, BHC shall not permit any Fresh Produce Company, without the prior written consent of Savia, to:

                  (a) amend its charter or bylaws or other governing instruments;

                  (b) (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any material respect any of the terms of any such securities outstanding as of the date hereof;

                  (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) repurchase, redeem or otherwise acquire any of its securities; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Fresh Produce Company;

                  (d) except in the ordinary course of business consistent with past practice, (i) create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person, except for obligations of wholly owned Subsidiaries; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries and customary loans or advances to employees in amounts not material to the maker of such loan or advance); or (iii) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

                  (e) (i) enter into, adopt or (except as may be required by law) make any material amendments to or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (ii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) except in the ordinary course of business consistent with past practice, pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

                  (f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any material assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Fresh Produce Companies considered as a whole;

                  (g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof if such acquisition is material to the Fresh Produce Companies considered as a whole;

                  (h) make any capital expenditure or expenditures, other than those described on SCHEDULE 6.2, which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000, except pursuant to contracts in existence on the date hereof;

                  (i) amend any Tax Return in any material respect or make any Tax election or settle or compromise any federal, state, local, or foreign income Tax liability material to the Fresh Produce Companies considered as a whole;

                  (j) pay, discharge, or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted) which are material to the applicable Fresh Produce Company, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the financial statements of BHC included in the SEC Filings or incurred since September 30, 2000 in the ordinary course of business consistent with past practice;

                  (k) enter into any lease, contract, agreement, commitment, arrangement or transaction outside the ordinary course of business consistent with past practice;

                  (l) amend, modify, or change in any material respect any existing lease, contract or agreement the result of which will have a Material Adverse Effect; or

                  (m) change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in generally accepted accounting principles.

         6.3 RESTRICTIONS ON CERTAIN ACTIONS RELATING TO THE DNAP ASSETS. Except as otherwise expressly provided in this Agreement, prior to the Second Closing or the earlier termination of this Agreement, BHC shall not without the prior consent of Savia:

                  (a) mortgage or pledge any of the DNAP Assets or create or suffer to exist any Encumbrance thereupon, other than the Permitted Encumbrances;

                  (b) sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the DNAP Assets other than in the ordinary course of business consistent with past practice;

                  (c) amend, modify or change in any material respect any Contract included within the DNAP Assets other than in the ordinary course of business consistent with past practice; or

                  (d) permit DNAP or any of its subsidiaries to do any of the above.

         6.4 CERTAIN SALES. Without limiting Savia's rights under Sections 6.1,
6.2 and 6.3, the parties agree that, with Savia's consent if required, in the event BHC or one of its subsidiaries sells, transfers or otherwise disposes of any capital stock or assets of any of the Fresh Produce Companies or any of the DNAP Assets (other than to BHC or one of its subsidiaries), in each case outside the ordinary course of business consistent with past practice, then BHC shall cause cash proceeds of any such sale, transfer or disposition (up to an aggregate of $48 million) to be paid promptly to Savia as a return of a portion of the Savia Advances, and the Purchase Price shall be reduced by the amount of such proceeds (and only by such amount, notwithstanding any values allocated to any of such capital stock or assets). In the event, and to the extent, that any such proceeds exceed $48 million in the aggregate, then notwithstanding anything to the contrary herein, BHC shall be permitted to transfer such excess proceeds out of the Fresh Produce Companies or otherwise retain such excess proceeds. To the extent any DNAP Assets are sold in accordance with this
Section 6.4, then such DNAP Assets shall thereafter be deemed excluded from the term DNAP Assets as used in this Agreement.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 ACCESS TO INFORMATION.

         (a) Between the date hereof and the Second Closing or the earlier termination of this Agreement, BHC (i) shall give Buyers and their authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such employees, plants, offices, warehouses, and other facilities, and such books and records of the Fresh Produce Companies, as are reasonably necessary to allow Buyers and their authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in
Article IV and (ii) shall cause BHC's officers and those of the Fresh Produce Companies to furnish Buyers and their authorized representatives with such financial and operating data and other information with respect to the Fresh Produce Companies or the DNAP Assets as Buyers may from time to time reasonably request; provided, however, that BHC shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of BHC or the Fresh Produce Companies. Buyers shall indemnify, defend and hold harmless BHC from and against any Losses asserted against or suffered by BHC relating to, resulting from or arising out of examinations or inspections made by any Buyer or its authorized representatives pursuant to this Section 7.1(a).

         (b) Each Buyer agrees that all Confidential Information shall be kept confidential by such Buyer and shall not be disclosed by such Buyer in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees, and authorized representatives (including without limitation attorneys, accountants, consultants, bankers, and financial advisors) of such Buyer (collectively, for purposes of this Section, "Savia Representatives") as need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such Savia Representatives shall be informed by Buyers of the confidential nature of such information and shall be required to treat such information confidentially), (ii) any disclosure of Confidential Information may be made to the extent to which BHC consents in writing, and (iii) Confidential Information may be disclosed by Buyers or any Savia Representative to the extent that, in the opinion of counsel for Buyers or such Savia Representative, the applicable Buyer or such Savia Representative is legally compelled to do so, provided that, prior to making such disclosure, such Buyer or such Savia Representative, as the case may be, advises and consults with BHC regarding such disclosure and provided further that such Buyer or such Savia Representative, as the case may be, discloses only that portion of the Confidential Information as is legally required. Each Buyer agrees that none of the Confidential Information will be used for any purpose other than in connection with the transactions contemplated hereby. The term "Confidential Information," as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of any Buyer from BHC or its representatives pursuant to this Section and all similar information obtained from BHC or its representatives by or on behalf of any Buyer prior to the date of this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of disclosure by any Buyer or any Savia Representative, or (ii) was or becomes available to Buyers on a nonconfidential basis prior to disclosure to any Buyer by BHC or its representatives. If this Agreement is terminated, Buyers shall promptly return, and shall use their reasonable best efforts to cause all Savia Representatives to promptly return, all Confidential Information to BHC without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports, studies, or other documents prepared by any Buyer or Savia Representatives shall be destroyed.

         (c) Buyers agree that BHC may retain, subsequent to the consummation of the transactions contemplated hereby, (i) copies of any books and records which may be relevant in connection with the defense of (A) the matters referred to in Article XII or
(B) disputes arising hereunder; and (ii) all consolidating and consolidated financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of BHC or any parent company of any of the Fresh Produce Companies.

         (d) The applicable Buyer agrees that, subsequent to the consummation of the transactions contemplated hereby, it shall preserve and keep all books and records relating to the business or operations of the Fresh Produce Companies on or before the Second Closing Date in such Buyer's possession for a period of at least 10 years after the Second Closing Date. Notwithstanding the foregoing, the applicable Buyer agrees that it shall preserve and keep all books and records of the Fresh Produce Companies relating to any investigation instituted by a Governmental Entity or any litigation (whether or not existing on the Second Closing Date) if any possibility exists that such investigation or litigation may relate to matters occurring prior to the Second Closing, without regard to the 10-year period set forth in this Section 7.1(d).

         (e) Each party agrees that it will cooperate with and make available to the other party (including without limitation the right to make copies), during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Second Closing Date which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation or dispute, (ii) any litigation or investigation, or (iii) any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees and reimbursement for the reasonable salaries and employee benefits for those employees who are made available) reasonably incurred in connection with providing such books and records, information or employees. BHC may require certain financial information relating to the Fresh Produce Companies' businesses for periods prior to the Second Closing Date for the purpose of filing federal, state, local and foreign Tax returns and other governmental reports, and each Buyer agrees to furnish such information to BHC at BHC's request and expense.

         7.2 REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS.

         (a) Each party hereto shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including but not limited to those pertaining to the Governmental Approvals) and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. To the extent required by the HSR Act, each of the parties hereto shall (i) file or cause to be filed, as promptly as practicable but in no event later than 15 days after (x) the execution and delivery of this Agreement or
(y) such later date as a change of circumstances causes such a filing to be required, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States

Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act. Savia shall pay the filing fees payable in connection with the filings by the parties required by the HSR Act.

         (b) Each Buyer will use its best efforts to assist BHC in obtaining any consents of third parties necessary or advisable in connection with the transactions contemplated by this Agreement.

         7.3 EMPLOYEE AND EMPLOYEE BENEFIT PLAN MATTERS.

         (a) Savia acknowledges and agrees that the Fresh Produce Companies shall have no obligation to terminate any of the employees of the Fresh Produce Companies (the "Fresh Produce Employees") prior to the Second Closing, and that the Fresh Produce Companies shall be obligated to pay all amounts due to any Fresh Produce Employee terminated in connection with or following the Second Closing, including without limitation any severance pay. Following the Second Closing, Savia agrees to cause the Fresh Produce Companies to make all such payments and to indemnify and hold harmless BHC and its affiliates from and against any claims by Fresh Produce Employees relating to the termination of any of the Fresh Produce Employees by the Fresh Produce Companies, Savia or any of its affiliates.

         (b) Within five days after the Second Closing, Savia, on behalf of BHC, will notify all Fresh Produce Employees, (i) that the Second Closing has occurred and (ii) as provided in BHC's 1998 Long-Term Incentive Plan, (A) that all unvested options to purchase Common Stock which have been issued to Fresh Produce Employees who do not continue in an employment position in BHC or one of its subsidiaries subsequent to the Second Closing vested as of the Second Closing Date and (B) such Fresh Produce Employees have three months from the Second Closing to exercise any vested options to purchase Common Stock. Prior to the Second Closing, BHC shall take all corporate action necessary to cause all unvested options of the Fresh Produce Employees who do not continue in an employment position in BHC or one of its subsidiaries subsequent to the Second Closing to become vested as of the Second Closing Date.

         7.4 STOCKHOLDER MEETING; PROXY STATEMENT.

         (a) BHC shall take all action necessary in accordance with Applicable Law, its Certificate of Incorporation and it bylaws duly to call, give notice of, convene and hold the annual or a special meeting of its stockholders (the "Stockholder Meeting") as promptly as practicable after the date hereof. At the Stockholder Meeting, the stockholders of BHC will be asked (i) to adopt and approve an amendment to BHC's Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 50,000,000 to at least 70,000,000 (the "Charter Amendment") and (ii) to approve the sale of the Fresh Produce Companies as contemplated by this Agreement and (iii) if applicable, any other matters required by Applicable Law or any national securities exchange or interdealer quotation system. The stockholder vote required for the adoption and approval of such matters shall be the vote required by the Delaware General Corporation Law and BHC's Certificate of Incorporation. The Board of Directors of BHC shall, subject to its fiduciary obligations under Applicable Law as advised by counsel, recommend to the stockholders of BHC that they vote in favor of the adoption and approval of the Charter Amendment and of this Agreement and the transactions contemplated hereby. BHC will use its reasonable best efforts to solicit from the stockholders of BHC proxies in favor of such approval and take all other action commercially reasonably necessary to secure a vote of the stockholders of BHC in favor of such adoption and approval. In the event that the stockholders of BHC approve the Charter Amendment, BHC shall take all actions necessary to implement the Charter Amendment as promptly as reasonably practicable.

         (b) Savia shall cause International (and any other affiliates of Savia which own Common Stock) to vote and International shall vote (including the taking of any action by written consent, as necessary or appropriate) all shares of Common Stock which it is entitled to vote (or control the voting of, directly or indirectly) at the Stockholder Meeting in favor of the matters described in Section 7.4(a).

         (c) BHC shall prepare, shall file with the SEC under the Exchange Act, and shall use its reasonable best efforts to have cleared by the SEC, and promptly thereafter shall mail to its stockholders, a proxy statement with respect to the Stockholder Meeting. The term "Proxy Statement," as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. Except to the extent otherwise determined in good faith by the Board of Directors of BHC in the exercise of its fiduciary duties, taking into account the advice of counsel and as provided by Section 7.15, the Proxy Statement shall contain the recommendation of the Board that the stockholders of BHC vote in favor of the matters described in Section 7.4(a). BHC and Savia shall cooperate with each other in preparing the Proxy Statement, and each of BHC and Savia shall use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement. Each of BHC and Savia agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and BHC further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to holders of shares of the Common Stock, in each case as and to the extent required by Applicable Law.

         7.5 RIGHTS OFFERING; REGISTRATION STATEMENT. The obligations of BHC under this Section 7.5 shall be subject to consummation of the transactions contemplated by this Agreement to be consummated at the First Closing, as well as to the other terms and conditions of this Agreement.

         (a) Subject to the effectiveness of the Registration Statement (defined below), BHC will distribute to each record holder of Common Stock, as of a record date to be set by BHC, two rights (the "Rights") for every one share of Common Stock held by such record holder. Each Right will entitle the holder to purchase one share of Common Stock at an exercise price of $2.50 per share. Rights to purchase fractional shares will not be issued; the number of Rights issued to each stockholder will be rounded up to the next whole number. The Rights will expire 60 days after issuance or at such other time as Savia and the Special Committee of the BHC Board of Directors may agree. As used herein, the term "Rights Offering" means the transactions described in this

Section 7.5(a). The parties agree that the Rights Offering may commence prior to the Second Closing and end after the Second Closing.

         (b) BHC shall file an amendment to BHC's Registration Statement on Form S-3 (No. 333-76759), or file a new registration statement, for the purpose of registering under the Securities Act the offering, sale and delivery of the Common Stock issuable in the Rights Offering (in lieu of the rights described in such registration statement as currently on file), which shall not include the Common Stock that would be issuable upon exercise of the Rights which will be surrendered pursuant to Section 7.5(c). The term "Registration Statement," as used herein, means such amended or new registration statement and all amendments and supplements thereto, if any. BHC shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the First Closing. BHC, after consultation with Savia, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Registration Statement. If and to the extent that the information contained in the Registration Statement shall have become false or misleading in any material respect, BHC further agrees to take all steps necessary to cause the Registration Statement (or the prospectus contained therein) as so corrected to be filed with the SEC and to be disseminated to the extent required by Applicable Law. BHC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) reasonably required to be taken under any applicable state securities laws in connection with the issuance of securities pursuant to the Registration Statement.

         (c) Upon issuance of the Rights, Savia shall cause International to surrender, and International shall surrender, immediately to BHC at no cost to Bionova, all Rights received by International.

         7.6 AMEX LISTING. BHC shall use its reasonable best efforts to cause the shares of Common Stock issuable upon exercise of the Rights to be approved for listing on the American Stock Exchange (or such other stock exchange on which the Common Stock is then listed), subject to official notice of issuance prior to the consummation of the Rights Offering.

         7.7 PUBLIC ANNOUNCEMENTS. Buyers, on the one hand, and BHC, on the other, shall consult with each other before they or any of their respective affiliates issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby, and neither of them or any such affiliate shall issue any such press release or make any such public statement prior to such consultation (but no approval thereof shall be required), except as may be required by law or regulation.

         7.8 INTERCOMPANY ACCOUNTS. On or before the Second Closing Date, BHC and the Fresh Produce Companies shall have executed and delivered such agreements and instruments as may be necessary or appropriate to cause all Intercompany Accounts existing immediately prior to the Second Closing between BHC and the Fresh Produce Companies to have been eliminated for no consideration.

         7.9 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Savia, whether or not the First Closing or Second Closing shall have occurred; provided, however, that all fees and expenses incurred by the BHC Board of Directors in conjunction with its Special Committee of Independent Directors (financial advisors, counsel, etc.) and the normal expenses associated with the Annual Meeting of Stockholders to approve the transactions and any fees paid to increase the authorized shares of BHC will be paid by BHC.

         7.10 TRANSFER TAXES. All sales, transfer, filing, recordation, registration and similar taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Savia or BHC, shall be borne by Savia, and Savia shall file all necessary documentation with respect to, and make all payments of, such taxes and fees on a timely basis. The parties shall cooperate in obtaining available exemptions with respect to the foregoing taxes and fees.

         7.11 SUBSEQUENT TRANSACTIONS. If BHC, either directly or through a subsidiary, enters into a Significant Transaction (as such terms are defined below) prior to February 15, 2001, and such Significant Transaction has not been terminated or abandoned, then (i) BHC shall notify the Special Committee of the BHC Board of Directors of such Significant Transaction and (ii) the Special Committee of the BHC Board of Directors may take such actions as it deems necessary to consider the impact, if any, of the proposed Significant Transaction on its recommendation regarding the transactions contemplated by this Agreement, including without limitation requesting from its financial advisors an updated fairness opinion that takes into account the proposed Significant Transaction. If, as a result of such action of the Special Committee of the BHC Board of Directors, the Special Committee of the BHC Board of Directors withdraws its recommendation to the Board of Directors of BHC of the transactions contemplated by this Agreement (including the terms of the Series A Preferred), then BHC and the Buyers shall use their reasonable best efforts to modify the terms of the transactions contemplated by this Agreement to arrive at terms that can be favorably recommended by the Special Committee of the BHC Board of Directors.

         For purposes of this Section 7.11, BHC shall be deemed to have "entered into" a Significant Transaction if it (i) enters into an agreement relating to, (ii) publicly announces, or (iii) is actively involved in negotiations concerning, a Significant Transaction; provided, however, that an agreement dealing only with confidentiality and other preliminary matters shall not be considered an agreement for purposes of clause (i) of this sentence.

         For purposes of this Section 7.11, a "Significant Transaction" means a merger, consolidation, or other business combination or extraordinary transaction involving BHC and another Person (including without limitation the direct or indirect acquisition by BHC of a majority of the ownership interests or all or substantially all of the assets of another Person or the acquisition by another Person of a majority of the capital stock of BHC or all or substantially all of the assets of BHC).

         7.12 INSURANCE. Each Buyer acknowledges and agrees that, upon the occurrence of, or immediately following, the Second Closing, the policies of insurance BHC maintains for the Fresh Produce Companies with respect to their respective assets and operations will be terminated or modified to exclude coverage of all or any portion of the Fresh Produce Companies or the DNAP Assets by BHC in its sole discretion, and, as a result, the applicable Buyer shall be obligated at or before Second Closing to obtain at its sole cost and expense replacement or substitute insurance coverage with similar policies and amounts of coverage. Each Buyer further acknowledges and agrees that Buyers will need to provide to certain Governmental Entities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of the Fresh Produce Companies following the Second Closing.

         7.13 TRANSFER RESTRICTIONS.

         (a) Each Buyer, as applicable, agrees that it will not, directly or indirectly, sell, assign, transfer, pledge, encumber, or otherwise dispose of any of the Preferred Shares, the Conversion Shares or the Common Shares except:

                  (i) In compliance with Rule 144; provided, however, that Buyer shall provide BHC with copies of all filings made with the SEC with respect to sales of securities under Rule 144 and with such other information and documents as BHC shall reasonably require in order to assure full compliance with Rule 144;

                  (ii) Pursuant to a no-action letter or other interpretive statement or release of the SEC to the effect that the proposed sale or other disposition may be effected without registration under the Securities Act;

                  (iii) Pursuant to an applicable exemption (other than Rule
         144) under the Securities Act; provided, however, that Buyer shall have furnished BHC with evidence satisfactory to BHC (which, in the discretion of BHC, may include an opinion of counsel, which opinion and counsel shall be reasonably acceptable to BHC) to the effect that such disposition does not require registration of such securities under the Securities Act; or

                  (iv) Pursuant to an effective registration statement filed under the Securities Act.

         (b) International further agrees that it will not, directly or indirectly, sell, assign, transfer, pledge, encumber, or otherwise dispose of any of the Preferred Shares, without the prior written consent of BHC; provided, however that International shall be permitted to transfer the Preferred Shares to an affiliate (as defined in Rule 405 under the Securities
Act) of International if such affiliate shall have furnished BHC with the representations contained in Sections 5.5 through 5.8 and this Section 7.13 of this Agreement and shall have agreed with BHC to be subject to the terms of this Agreement to the same extent as if it was an original holder of Preferred Shares pursuant hereto. Any attempted transfer in violation of this Section
7.13 shall be void.

         7.14 REGISTRATION RIGHTS AGREEMENT. BHC, Savia and International shall enter into a registration rights agreement (the "Registration Agreement") at (and subject to the occurrence of) the Second Closing pursuant to which BHC shall agree to register the Conversion Shares, the Common Shares and any shares of Common Stock purchased by Savia pursuant to the Cash Support Agreement under the Securities Act on the terms and subject to the conditions set forth therein. The Registration Agreement shall be in substantially the form set forth as EXHIBIT 7.14.

         7.15     ACQUISITION PROPOSALS.

                  (a) BHC will notify Savia within one Business Day of receipt of any proposals by, request for any information from, or initiation of or attempt or request to initiate any negotiations or discussions with, BHC or its officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case in connection with any Acquisition Proposal (as defined below) or the consideration of making of an Acquisition Proposal ("Acquisition Proposal Interest") indicating, in connection with such notice, the terms and conditions of any Acquisition Proposals or offers. BHC agrees that it shall keep Savia informed, on a reasonably current basis, of the status and terms of any Acquisition Proposal Interest. The term "Acquisition Proposal," as used herein, means any offer or proposal for, or any indication of interest in, a merger or other business combination with any Fresh Produce Company, or the acquisition of any equity interest in, or a substantial portion of the assets of, any Fresh Produce Company, or the acquisition of a substantial portion of the DNAP Assets, other than the transactions contemplated by this Agreement.

                  (b) Except as provided in Section 7.15(c) or 7.15(d) or with the written consent of Savia, from the date hereof until this Agreement is terminated in accordance with its terms, BHC shall not, and shall use its reasonable efforts to ensure that its directors, officers, employees, investment bankers, attorneys, accountants or other agents shall not, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any action to facilitate the making of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in discussions or negotiations with, or provide any information relating to BHC to any person relating to an Acquisition Proposal; provided, however, that nothing contained in this Section 7.15 shall prohibit BHC or its Board of Directors from taking and disclosing to BHC's stockholders its position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act to the extent required by Applicable Law.

                  (c) Notwithstanding the foregoing, BHC may furnish information concerning its business, properties or assets to any person and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if such entity or group has submitted a bona fide written proposal to BHC relating to any such transaction which BHC's Board of Directors determines in good faith, after receiving advice from the financial advisors representing the Special Committee of the BHC Board of Directors comprised of independent directors, represents a financially superior transaction to the transactions contemplated by this Agreement from the standpoint of the stockholders of BHC other than Savia and its affiliates and other than the officers and directors of BHC (an Acquisition Proposal which satisfies this requirement being referred to herein as a "Superior Proposal").

                  (d) Without the written consent of Savia, except as set forth herein, neither BHC's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Savia, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, BHC's Board of Directors may (subject to the terms of this sentence and the following sentence) terminate this Agreement in accordance with Section 10.2(d) and enter into an agreement with respect to a Superior Proposal, in which event BHC may take any of the actions set forth in clauses (i) through (iii) of the immediately preceding sentence; provided, however, that BHC shall not enter into an agreement with respect to a Superior Proposal unless BHC shall have furnished Savia with written notice not later than 12:00 noon two Business Days in advance of any date that it intends to enter into such agreement and afford Savia an opportunity to make a proposal that is superior to such Superior Proposal.


                                  ARTICLE VIII

                        CONDITIONS TO OBLIGATIONS OF BHC

         8.1 CONDITIONS TO FIRST CLOSING. The obligations of BHC to consummate the transactions contemplated by this Agreement to be consummated at the First Closing shall be subject to the fulfillment on or prior to the First Closing Date of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Buyers contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the First Closing Date, shall be true and correct in all material respects on and as of the First Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

         (b) COVENANTS AND AGREEMENTS PERFORMED. Buyers shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the First Closing Date, and all deliveries contemplated by Section 3.1(c) shall have been made.

         (c) CONSENTS. All consents, approvals, orders, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto or otherwise reasonably necessary for the consummation of the transactions contemplated hereby to be consummated at the First Closing shall have been obtained or made, and all thereof shall be in full force and effect at the time of First Closing, except those the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

         (d) LEGAL PROCEEDINGS. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby to be consummated at the First Closing.

         8.2 CONDITIONS TO SECOND CLOSING. The obligations of BHC to consummate the transactions contemplated by this Agreement to be consummated at the Second Closing shall be subject to the fulfillment on or prior to the Second Closing Date of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Buyers contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Second Closing Date, shall be true and correct in all material respects on and as of the Second Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

         (b) COVENANTS AND AGREEMENTS PERFORMED. Buyers shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Second Closing Date, and all deliveries contemplated by Section 3.2(c) shall have been made.

         (c) CONSENTS. All consents, approvals, orders, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto or otherwise reasonably necessary for the consummation of the transactions contemplated hereby to be consummated at the Second Closing shall have been obtained or made, and all thereof shall be in full force and effect at the time of Second Closing, except those the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

         (d) LEGAL PROCEEDINGS. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby to be consummated at the Second Closing.

         (e) STOCKHOLDER APPROVAL. BHC shall have received stockholder approval of the Charter Amendment and of this Agreement and the transactions contemplated hereby as described in Section 7.4(a).

         (f) TECHNOLOGY RIGHTS AGREEMENTS. The Technology Rights Agreements shall have been entered into by the parties thereto.

                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF BUYERS

         9.1 CONDITIONS TO FIRST CLOSING. The obligations of Buyers to consummate the transactions contemplated by this Agreement to be consummated at the First Closing shall be subject to the fulfillment on or prior to the First Closing Date of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of BHC contained in this Agreement, and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the First Closing Date, shall be true and correct in all material respects on and as of the First Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

         (b) COVENANTS AND AGREEMENTS PERFORMED. BHC shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the First Closing Date, and all deliveries contemplated by Section 3.1(b) shall have been made.

         (c) CONSENTS. All consents, approvals, orders, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto or otherwise reasonably necessary for the consummation of the transactions contemplated hereby to be consummated at the First Closing shall have been obtained or made, and all thereof shall be in full force and effect at the time of First Closing, except those the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

         (d) LEGAL PROCEEDINGS. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby to be consummated at the First Closing.

         9.2 CONDITIONS TO SECOND CLOSING. The obligations of Buyers to consummate the transactions contemplated by this Agreement to be consummated at the Second Closing shall be subject to the fulfillment on or prior to the Second Closing Date of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of BHC contained in this Agreement, and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Second Closing Date, shall be true and correct in all material respects on and as of the Second Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

         (b) COVENANTS AND AGREEMENTS PERFORMED. BHC shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Second Closing Date, and all deliveries contemplated by Section 3.2(b) shall have been made.

         (c) CONSENTS. All consents, approvals, orders, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto or otherwise reasonably necessary for the consummation of the transactions contemplated hereby to be consummated at the First Closing shall have been obtained or made, and all thereof shall be in full force and effect at the time of First Closing, except those the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

         (d) LEGAL PROCEEDINGS. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby to be consummated at the Second Closing.

         (e) STOCKHOLDER APPROVAL. BHC shall have received stockholder approval of the Charter Amendment and of this Agreement and the transactions contemplated hereby as described in 7.4(a).

         (f) CHARTER AMENDMENT. The Charter Amendment shall have been filed with the Delaware Secretary of State and shall have become effective.

         (g) TERMINATION OF LONG-TERM FUNDED RESEARCH AGREEMENT. The termination agreements described in Section 2.3(b) of this Agreement shall have been entered into by the parties thereto.

         9.3   CERTAIN CONDITIONS.  The parties agree that if any condition in
Section 9.2 is not satisfied because the Fresh Produce Companies did not receive adequate financing as contemplated by Section 3(c) of the Cash Support Agreement, such condition shall be deemed satisfied for purposes of this Agreement.


                                    ARTICLE X

                       TERMINATION, AMENDMENT, AND WAIVER

         10.1 TERMINATION PRIOR TO THE FIRST CLOSING. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the First Closing in the following manner:

               (a)   by mutual written consent of BHC and Savia;

               (b) by BHC, if, on the First Closing Date, any of the conditions set forth in Section 8.1 shall not have been satisfied and shall not have been waived by BHC; or

               (c) by Savia, if, on the First Closing Date, any of the conditions set forth in Section 9.1 shall not have been satisfied and shall not have been waived by Savia.

         10.2 TERMINATION PRIOR TO THE SECOND CLOSING. This Agreement may be terminated with respect to the transactions contemplated by this Agreement to be consummated at the Second Closing (subject to Section 10.6) and such transactions abandoned at any time prior to the Second Closing in the following manner:

               (a)   by mutual written consent of BHC and Savia;

               (b)   by either BHC or Savia, if:

                     (i) the Second Closing shall not have occurred on or before September 30, 2001 unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

                     (ii) there shall be any statute, rule, or regulation that
               makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

               (c) by Savia, if the Board of Directors of BHC shall have withdrawn, modified, or amended in any manner adverse to Savia its approval of or recommendation in favor of the Charter Amendment or this Agreement and the transactions contemplated hereby; or

               (d) by BHC, if such termination is necessary to allow BHC to enter into an agreement in accordance with Section 7.15 hereof with respect to a Superior Proposal.

         10.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1 or 10.2 by BHC, on the one hand, or Savia, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in Article XIII and Sections 7.1(a), 7.1(b), 7.7 and 7.9 shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

         10.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto and duly approved by the Special Committee of the BHC Board of Directors comprised of independent directors; provided that this Agreement may be amended only as may be permitted by applicable provisions of the Delaware General Corporation Law.

         10.5 WAIVER. Each of BHC, on the one hand, and Buyers, on the other, may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein; provided, however, that any material matter must be approved by the Special Committee of the BHC Board of Directors comprised of independent directors. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         10.6 SECOND CLOSING MATTERS. It is the intent of the parties that the transactions contemplated by Section 2.1, on the one hand, and by Section 2.2(c), on the other hand, shall in appropriate circumstances be treated separately for purposes of Articles VIII, IX and X. By way of example, a party's termination of this Agreement with respect to the transactions contemplated by
Section 2.1 shall not of itself terminate the parties' agreements with respect to the transactions contemplated by Section 2.2(c).

                                   ARTICLE XI

                                   TAX MATTERS


         11.1 TAX ALLOCATION: PRE-CLOSING. BHC shall be solely liable for and shall pay all federal income Taxes of the Fresh Produce Companies (and any costs or expenses connected therewith) due for all taxable years and periods ending on or before the Second Closing Date (the "Pre-Closing Tax Period") and all other Taxes for periods ending on December 31, 2000. BHC will include the taxable income or loss of the Fresh Produce Companies on BHC's federal consolidated income tax returns for any Pre-Closing Tax Period to the extent required under Treasury Regulation Section 1.1502-76(b). The taxable income or loss of the Fresh Produce Companies for the taxable year that includes the Second Closing Date will be apportioned up to and including the Second Closing Date by closing the books of the Fresh Produce Companies as of the Second Closing
Date pursuant to Treasury Regulation Section 1.1502-76(b). BHC will prepare and file or cause to be prepared and filed all federal income Tax Returns for the Fresh Produce Companies that are required to be filed with the appropriate Governmental Entities for any Pre-Closing Tax Period and all other Taxes for periods ending on December 31, 2000; provided, however, that BHC shall furnish copies of such returns to Savia for its review, at least 10 days prior to filing.

         11.2 TAX ALLOCATION: POST-CLOSING. Savia shall be solely liable for and shall pay all Taxes of the Fresh Produce Companies (and any costs or expenses connected therewith) due for any taxable year or taxable period commencing after the Second Closing Date (a "Post-Closing Tax Period").

Savia will prepare and file or cause to be prepared and filed all Tax Returns for the Fresh Produce Companies that are required to be filed with the appropriate Governmental Entities for any Post- Closing Tax Period. Savia will make or cause to be made all payments shown thereon as owing with respect to any such Tax Returns.

         11.3  [Intentionally omitted.]

         11.4 CORPORATE RECORDS. Section 7.1 shall apply with respect to the parties' access to Tax information, except that notwithstanding Section 7.1, Savia shall preserve or cause to be preserved, and retain or cause to be retained, all returns, schedules, work papers, and all material records or other documents relating to any such Tax Returns until the expiration of the statutory period of limitations (including extensions) of the Taxable periods to which such documents relate. Any information obtained pursuant to this Section 11.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceedings.

         11.5 REFUNDS OR CREDITS. Except as otherwise set forth in this Agreement, to the extent any refunds or credits with respect to Taxes paid by the Fresh Produce Companies are attributable to any Pre-Closing Tax Period, such refunds or credits shall be for the account of BHC. Except as provided in the immediately succeeding sentence, to the extent that any refunds or credits with respect to Taxes paid by the Fresh Produce Companies are attributable to any Post-Closing Tax Period, such refunds or credits shall be for the account of Savia. To the extent that any refunds or credits with respect to taxes paid by the Fresh Produce Companies are attributable to the Straddle Period described in
Section 11.3, such refunds and credits shall be for the account of the party who bears responsibility for such Taxes pursuant to Section 11.3. Savia shall cause the Fresh Produce Companies to forward to BHC or to reimburse BHC for any such refunds or credits for the account of BHC within 10 business days from receipt thereof by any of Savia or the Fresh Produce Companies. BHC shall forward to Savia or reimburse Savia for any refunds or credits for the account of Savia within 10 business days from receipt thereof by BHC. To the extent any such refund or credit is properly includable in the taxable income of the initial recipient, the amount forwarded or reimbursed to BHC or Savia, as the case may be, shall be reduced by a percentage of the amount of such refund or credit equal to the highest marginal federal income tax rate for the tax period in which the refund or credit is received. Any refunds or reimbursements not made within the 10 business day period specified above shall bear interest from the date received by the refunding or reimbursing party at the Prime Rate.

         11.6 CONTESTS. In the case of any audit, examination or other proceeding ("Tax Proceeding") with respect to Taxes for which BHC is or may be liable pursuant to this Agreement, the general provisions of Section 12.5 shall apply, in addition to the following specific provisions. Savia shall execute or cause to be executed powers of attorney or other documents necessary to enable BHC to take all actions desired by BHC with respect to such Tax Proceeding to the extent such Tax Proceeding may affect the amount of Taxes for which BHC is liable pursuant to this Agreement. BHC shall have the right to control any such Proceedings, and, if there is substantial authority therefor, to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to such Taxes. If requested by Savia, BHC shall provide to Savia an opinion in form and content reasonably acceptable to Savia from counsel reasonably acceptable to Savia that there is substantial authority for the position that BHC is taking with respect to such action, and Savia need not and BHC shall not take such action until such opinion is delivered to Savia. Any Tax Proceeding with respect to Taxes for a period which includes but does not end on the Second Closing Date shall be controlled jointly by BHC and Savia. By written notice to BHC, Savia shall have the right to instruct BHC to forego Proceedings with respect to one or more items for which BHC may be liable to indemnify Savia. Such notice shall constitute a waiver of the right of Savia to indemnification for any Taxes arising out of such item for the period or periods involved, but shall not otherwise waive any rights of BHC under this section.


                                   ARTICLE XII

                            SURVIVAL; INDEMNIFICATION

         12.1  SURVIVAL.

         (a) The representations and warranties of the parties hereto contained in Articles IV and V of this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the First Closing and the Second Closing, regardless of any investigation made by or on behalf of any party, until the first anniversary of the Second Closing Date (or the First Closing Date, if the Second Closing does not occur) (the "Survival Date").

         (b) The provisions of this Article shall have no effect upon any other obligation of the parties hereto under this Agreement, whether to be performed before, at or after the First Closing or Second Closing.

         12.2  INDEMNIFICATION BY BHC.

         (a) Subject to the terms, limitations and conditions of this Article XII, BHC shall indemnify, defend and hold harmless Savia and its affiliates and their respective officers, directors, partners, employees, agents and representatives from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (each, a "Loss"), asserted against, resulting to, imposed upon or incurred by Savia or its affiliates or any such other Person, directly or indirectly, by reason of or resulting from any of the following:

               (i) all Taxes of the Fresh Produce Companies (and any costs or expenses connected therewith) due for any taxable period ending on or before December 31, 2000.

         (b) The indemnification obligations of BHC pursuant to this Article XII shall be subject to the following limitations and other provisions set forth herein:

               (i) No indemnification shall be required to be made by BHC with respect to any Losses under this Section 12.2 except to the extent that the aggregate amount of such Losses incurred by Savia (whether arising, asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $250,000.

               (ii) No indemnification shall be required to be made by BHC with respect to any Losses under Section 12.2 to the extent that the aggregate amount of such Losses incurred by Savia (whether arising, asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $5,000,000.

         12.3  INDEMNIFICATION BY SAVIA.

         (a) Subject to the terms and conditions of this Article XII, Savia shall indemnify, defend and hold harmless BHC and its affiliates and their respective officers, directors, partners, employees, agents and representatives from and against any and all Losses asserted against, resulting to, imposed upon or incurred by BHC or its affiliates or any such other Person, directly or indirectly, by reason of or resulting from any of the following:

               (i) the operation of the business of any Fresh Produce Company, whether prior to or from and after the Closing Date, except to the extent Savia is indemnified by BHC with respect to such matters pursuant to Section 12.2; or

               (ii) the ownership or use of the DNAP Assets from and after the Second Closing Date.

         (b) The indemnification obligations of Savia pursuant to this Article XII shall be subject to the following limitations and other provisions set forth herein:

               (i) No indemnification shall be required to be made by Savia with respect to any Losses under Section 12.3 except to the extent that the aggregate amount of such Losses incurred by BHC (whether arising, asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $250,000.

               (ii) No indemnification shall be required to be made by Savia with respect to any Losses under Section 12.3 to the extent that the aggregate amount of such Losses incurred by BHC (whether arising, asserted, resulting, imposed or incurred before, on or after the Closing Date) exceeds $5,000,000.


         12.4 FURTHER LIMITATIONS OF LIABILITY. The amount of any Loss shall be reduced (i) to the extent that any person entitled to receive indemnification under this Agreement (an "Indemnitee") receives any insurance proceeds with respect to a Loss, (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Loss and (iii) to take into account any payment actually received by an Indemnitee with respect to a Loss.

         12.5  DEFENSE OF CLAIMS.

         (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from a person required to provide indemnification under this Agreement (the "Indemnifying Party"), the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after the Indemnitee's receipt of notice of such Third Party Claim, provided the failure to give timely notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was substantially disadvantaged. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

         (b) If within 10 calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 12.5(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer ("Firm Offer") is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party to such Third Party Claim will be the amount of such Firm Offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

         (c) Any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than 20 calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of 30 calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30 day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

         (d) If the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage or Tax benefit, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Loss, and (ii) until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 12.5(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

         (e) In addition to the foregoing, Section 11.7 shall also apply with respect to Tax Proceedings.

         12.6 TAX TREATMENT OF INDEMNITY PAYMENTS. Each of the parties agrees to treat any payments made pursuant to this Article XII, under any other indemnity provision in this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price for all federal and state income tax purposes.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 NOTICES. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) delivered by prepaid overnight courier service, or (iii) delivered by confirmed facsimile transmission to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  If to Savia:

                              Savia, S.A. De C.V.
                              Av. Roble 525 3er. Piso
                              Col. Valle Del Campestre
                              66265 Garza Garcia, N.L. Mexico
                              Attention: Ruben Martinez Donde
                              Telefax:
                                      ----------------------------------

                  with a copy to:

                              Howard Kelberg
                              Milbank, Tweed, Hadley & McCloy
                              1 Chase Manhattan Plaza
                              New York, NY 10005-1413
                              Telefax:
                                      ----------------------------------

                  If to International:

                              Bionova International, Inc.
                              6701 San Pablo Avenue
                              Oakland, CA 94608
                              Attention: Heriberto Muzza
                              Telefax:
                                      ----------------------------------

                  with a copy to:

                              Joe Rudberg
                              Thompson & Knight L.L.P.
                              1700 Pacific Avenue
                              Suite 3300
                              Dallas, TX 75201
                              Telefax: (214)-969-1751

                  If to BHC:

                              Bionova Holding Corporation
                              6701 San Pablo Avenue
                              Oakland, CA 94608
                              Attention: Bernardo Jimenez
                              Telefax: (510)-450-9342
                  with a copy to:

                              Joe Rudberg
                              Thompson & Knight L.L.P.
                              1700 Pacific Avenue
                              Suite 3300
                              Dallas, TX 75201
                              Telefax: (214)-969-1751

Such notices, requests, demands, and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, or (ii) if sent by facsimile transmission, when the answer back is received.

         13.2 ENTIRE AGREEMENT. This Agreement, together with the Exhibits, Schedules and other writings referred to herein or delivered pursuant hereto, including the Cash Support Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         13.3 BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. In connection with the First Closing or Second Closing, Savia may assign its rights under this Agreement to one or more of its affiliates (as defined in Rule 405 under the Securities Act) if such affiliate shall have furnished BHC with the representations contained in Sections 5.5 through 5.8 and Section 7.13 of this Agreement and shall have agreed with BHC to be subject to the terms of this Agreement to the same extent as if an original purchaser pursuant hereto. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

         13.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

         13.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.


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         13.6  FURTHER ASSURANCES. From time to time following the consummation of any of the transactions contemplated hereby, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

         13.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

         13.8 GENDER. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         13.9  [Intentionally omitted.]

         13.10 COUNTERPARTS. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

         13.11 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

         13.12 DISCLOSURE. Each of the Schedules to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

         13.13 ARBITRATION. In the event the First or Second Closing occurs, if any dispute or disagreement arises between Buyers and BHC under this Agreement (any such dispute or disagreement being referred to as a "Dispute"), and Buyers and BHC are unable to resolve such Dispute within 20 Business Days after the date written notice of the Dispute is given by Savia or


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BHC, an arbitrator agreed upon by Savia and BHC (the "Arbitrator") shall be employed hereunder to settle such Dispute as soon as practicable in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise agreed by the parties, the arbitration proceeding shall be conducted in the City of Dallas, State of Texas, United States of America, in the English language, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that the parties are unable to agree upon the appointment of such an arbitrator within 15 Business Days, then each of Savia and BHC shall within 10 Business Days appoint an independent arbitrator, which independent arbitrators shall agree within 10 Business Days on the appointment of a third independent arbitrator to whom the Dispute shall be submitted. Savia and BHC shall submit the Dispute to the Arbitrator within five Business Days of its appointment and shall cooperate with each other and otherwise use commercially reasonable efforts to cause the Arbitrator to make its decision within 60 days after referral of a Dispute to it. The Arbitrator shall have access to all documents and facilities necessary to perform its function as arbitrator. The Arbitrator's determination with respect to any Dispute shall be final and binding upon the parties hereto. The non-prevailing party as determined by the Arbitrator shall pay all of the fees and expenses of the Arbitrator for such services.

         13.14 BULK SALES OR TRANSFER LAWS. Buyers hereby waive compliance by BHC with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.


                     [Remainder of page intentionally blank]












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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.


                                        BIONOVA HOLDING CORPORATION



                                        By: /s/ Bernardo Jimenez
                                            -------------------------------
                                            Name:  Bernardo Jimenez
                                            Title: Chief Executive Officer


                                        BIONOVA INTERNATIONAL, INC.



                                        By: /s/ Heriberto Muzza
                                            -------------------------------
                                            Name: Heriberto Muzza
                                            Title: Director and Treasurer


                                        SAVIA, S.A. DE C.V.



                                        By: /s/ Ruben Martinez Donde
                                            -------------------------------
                                            Name: Ruben Martinez Donde
                                            Title: Attorney-in-fact







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